JOINT FILER INFORMATION

Name of Joint Filer:	Advantage Capital NOLA VI, L.L.C.

Address of Joint Filer:	909 Poydras Street, Suite 2230 New Orleans, LA 70112

Relationship of Reporting Person:	May be deemed a member of a group that is a 10% owner

Designated Filer:	Advantage Capital Partners VI Limited Partnership

Issuer and Ticker or Trading Symbol:	OMNI Energy Services Corp. (OMNI)

Period Covered by the Report:	April 8, 2004 until April 21, 2004

ADVANTAGE CAPITAL NOLA VI, L.L.C.

Signature of Joint Filer:	/s/Crichton W. Brown
Crichton W. Brown, as attorney-in-fact for
Steven T. Stull, President